Telestone Corporation Announces Third Quarter 2006 Results

Revenue up 32% Net Income $0.09 vs. $0.07

New York, New York, November 15, 2006 (MARKET WIRE via COMTEX) - Telestone Technologies Corporation (NASDAQ:TSTC), a leading provider of wireless communication coverage solutions primarily in China announced financial results for their Third quarter ending September 30, 2006. Revenues in Q3 were $5.2 million up 32% from $4.0 million in Q3 of 2005. Product sales increased 28.59% as compared to the corresponding period last year and revenues from China Mobile, China Netcom, China Telecom and China Unicom increased 38.72%, 78.46%, 36.86% and 18.82% respectively. Net income for Q3 in 2006 was $739K or $0.09 per share (basic) as compared to $629K or $0.07 per share (basic) for Q3 of 2005. Net income for Q3 increased 17.48% compared to the same period of last year.

Gross margins for Q3 2006 was 40.48% as compared to 55.67% in Q3 2005. The decrease in the gross margin was due to the increase in cost of our new 3G products in testing trials. On the company’s key customer network, 14, 3G trial programs have been successfully completed and approved by China carriers including China Telecom and China Mobile in Q3. These 3G trials were accomplished with the company’s new 3G solution, “3D”. The Company’s 3D coverage system solution has been using optical fiber plus Cat-5E/6 or thin net cable distribution mode for indoor or outdoor coverage, which is the global leading 2G/3G coverage system. Because the 3D coverage system uses the intermediate frequency transmission, it has unique characteristics such as wide band transmission for RF signals, configure flexibility, high output, low uplink noise and intelligence, which can satisfy all kinds of coverage requirements. It focuses on providing stable indoor voice and wireless data service at a reasonable price, and is especially suitable for large-scale construction sites. It also has a consummate monitor system that monitors each antenna. When 3G comes, 3D solution with its competitive price comparing to RF solution will provide many key advantages to China carriers. There will be another 10 3G testing trials planned in Q4 2006. The company is trying to generate revenue from all 14, 3G test trials to cover all costs very soon. Without the fixed expense incurred in Q3 2006 for the 3G testing trials, the company would have been at more traditional gross margins that they have experienced in the past and net income would have came in at $1.4 million for Q3 2006.

For the three months of Q3 2006, general and administrative expenses were $256,000 accounting for 4.89% of the total revenues, as compared to $518,000, or 13.11% of the total revenues for the corresponding period in 2005. General and administrative expenses had a period-to-period decrease of 50.58%. The major reasons for the decrease in general and administrative expenses were due to our efforts to optimize the structure of the company, improve work efficiency and cut the level of daily expenses.

In the third quarter of 2006, our sales and marketing expenses decreased 7%, which was due to the fact that our business benefited from investment of 2005, and we spent less in business development compared to the same period of last year. The decrease of sales and marketing expenses and general and administrative expenses had benefits to our operating income, which increased 43% in the third quarter of 2006 compared to the same period of 2005.

Telestone Chairman and CEO, Mr. Daqing Han stated, “ We experienced strong growth in revenues from all four major telecom carriers in the PRC. Our 32% increase in revenue for the quarter was consistent with our business strategy, in continuing to spread our revenues across all four carriers. We are very proud of the results the 3D test trials showed, before 3G comes. The carriers not only recognized the excellent technology of our products at these trials but also approved the technological ability of our company. We believe our 3D solution for 3G is very advanced than current antiquated systems.”

The company expects that it will have a solid performance on revenue in Q4 of 2006. Form the business view, the company will speed up the development in the areas like Shanghai, Beijing and Guangdong etc. Meanwhile the company will explore the oversea markets step by step. Based on the company current businesses development, the company believes the growth of revenue will achieve 20%-30% in 4Q 2006 compared to the same period of 2005. For fiscal 2006, revenue and net income will achieve 20%-30% growth compared to fiscal 2005.

Telestone Technologies Corporation

Condensed Consolidated Statements of Operation

		(Unaudited)		(Unaudited)
		Three months ended September 30,		Nine months ended September 30,
		2006	2005	2006	2005
	Note	US$’000	US$’000	US$’000	US$’000
Operating revenues
Net sales of equipment		4,026	3,131	10,851	8,766
Service income		1,208	819	3,377	3,121

		5,234	3,950	14,228	11,887
Operating expenses
Equipment and services		3,115	1,751	7,560	5,643
Sales and marketing		780	844	2,010	2,064
General and administrative		256	518	764	1,434
Research and development		111	155	391	309
Depreciation and amortization		60	54	158	150

Total operating expenses		4,322	3,322	10,883	9,600

Operating income		912	628	3,345	2,287
Interest expense		(30)	(3)	(30)	(25)
Other income, net		21	4	167	10

Income before income taxes		903	629	3,482	2,272
Income taxes	7	(164)	-	(506)	-

Net income		739	629	2,976	2,272

Earnings per share:	3

Weighted average number of shares outstanding
Basic		8,608,128	8,574,280	8,597,981	8,472,253
Dilutive effect of warrants		85,495	137,005	106,993	172,116

Diluted		8,693,623	8,711,285	8,704,974	8,644,369

Net income per share of common stock		$ US	$ US	$ US	$ US

Basic:
Net income		0.09	0.07	0.35	0.27

Diluted:
Net income		0.09	0.07	0.34	0.26

The accompanying notes are an integral part of these condensed consolidated financial statements.

Telestone Technologies Corporation

Condensed Consolidated Balance Sheets

		(Unaudited) As of September 30, 2006	As of December 31, 2005
	Note	US$’000	US$’000
ASSETS
Current assets
Cash and cash equivalents		3,781	3,605
Accounts receivable	5	24,892	22,530
Due from related parties	8	1,598	1,322
Inventories - Finished goods		4,435	2,287
Prepayment		408	535
Other current assets		290	240

Total current assets		35,404	30,519

Property, plant and equipment, net	4	857	1,031

Total assets		36,261	31,550

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Short-term bank loan	6	1,239	-
Accounts payable - Trade		5,699	4,223
Customer deposits for sales of equipment		3	4
Due to related parties	8	1,991	2,133
Taxes payable		4,359	5,556
Accrued expenses and other accrued liabilities		1,021	1,703

Total current liabilities		14,312	13,619

Commitments and contingencies	10

Minority interests

Stockholders’ equity
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued		-	-
Common stock and paid-in capital, US$0.001 par value: Authorized - 100,000,000 shares as of September 30, 2006 and December 31, 2005		-	-
Issued and outstanding - 8,925,106 shares as of September 30, 2006 and 8,577,106 shares as of December 31, 2005		8	8
Dedicated reserves		2,131	2,131
Additional paid-in capital		8,444	7,401
Other comprehensive income		365	365
Retained earnings		11,001	8,026

Total stockholders’ equity		21,949	17,931

Total liabilities and stockholders’ equity		36,261	31,550

The accompanying notes are an integral part of these condensed consolidated financial statements

Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Nine months ended September 30,
	2006	2005
	US$’000	US$’000
Cash flows from operating activities
Net income	2,976	2,272
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	158	150
Provision for doubtful accounts	-	707
Changes in assets and liabilities:
Accounts receivable	(2,362)	(6,296)
Inventories, net	(2,148)	320
Due from related parties	(276)	(63)
Gain on disposal of property, plant and equipment	(139)	(66)
Prepayment	127	23
Other current assets	(50)	263
Accounts payable	1,476	655
Due to related parties	(142)	(143)
Customer deposits for sales of equipment	(1)	(33)
Taxes payable	(1,197)	687
Accrued expenses and other accrued liabilities	(682)	802

Net cash used in operating activities	(2,260)	(722)

Cash flows from investing activities
Purchase of property, plant and equipment	(79)	(346)
Proceeds from disposal of property, plant and equipment	233	-

Net cash from (used in) investing activities	154	(346)

Cash flows from financing activities
Repayment of debt	-	(605)
Proceeds from short-term bank loan	1,239	-
Proceeds from issuance of shares	1,043	1,101

Net cash provided by financing activities	2,282	496

Net increase (decrease) in cash and cash equivalents	176	(572)

Cash and cash equivalents, beginning of the period	3,605	2,230

Cash and cash equivalents, end of the period	3,781	1,658

The accompanying notes are an integral part of these condensed consolidated financial statements

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the People’s Republic of China. These solutions include products such as repeaters, antennas and radio accessories. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 556 employees. Additional information on the Company can be found at www.telestonecorp.com

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

For additional information please contact:

Telestone Technologies Corporation
Mark Miller
Corporate Communications
275 Madison Avenue, 6th Floor
New York, NY 10016
Tel: (212) 880-3794
Fax: (212) 880 4241
mmeastwest@hotmail.com